Exhibit 3.9a

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708	Filed in the office of	Document Number
Website: www.nvsos.gov	/s/ Barbara K. Cegavske	20180538424-07
	Barbara K. Cegavske	Filing Date and Time
	Secretary of State	12/17/2018 8:00 AM
	State of Nevada	Entity Number
E0322312010-2
Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

RARUS TECHNOLOGIES INC.

2. The articles have been amended as follows: (provide article numbers, if available)

The name of the Corporation is hereby changed to: WU BA SUPERIOR PRODUCTS HOLDING GROUP INC.

Accordingly, Article 1 of the Articles of Incorporation of the Corporation is hereby amended and restated in its entirety to be and read:

“1. The name of the Corporation is: WU BA SUPERIOR PRODUCTS HOLDING GROUP INC.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 69%

4. Effective date and time of filing: (optional)                                                                          Date: 12/17/2018 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

/s/ Chen Yanhuan
Signature of Officer

*

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to Include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After
This form must be accompanied by appropriate fees.	Revised: 1-5-15

NEVADA STATE BUSINESS LICENSE

WU BA SUPERIOR PRODUCTS HOLDING GROUP INC.

Nevada Business Identification # NV20101514429

Expiration Date: June 30, 2019

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on December 17, 2018
/s/ Barbara K. Cegavske
Barbara K. Cegavske
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases.

Failure to do so will result in late fees or penalties which by law cannot be waived.